EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Annual Report on Form 10K-A of First Mutual Bancshares, Inc. for the year ended December 31, 2002 and to the incorporation by reference in the First Mutual Bancshares, Inc. 2000 Stock Option and Incentive Plan Registration Statement on Form S-8 filed July 7, 2000, of our report dated January 21, 2003.

/s/ Moss Adams LLP Everett, Washington April 18, 2003